UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2005

SeaHavn Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-15148	33-0877143
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

Skyline Tower Suite 1850

10900 NE Fourth Street

Bellevue, Washington 98004

(Address of principal executive offices)

Registrant's Telephone Number, including area code: 1.425.990.4001

___________________NewBridge Capital, Inc.______________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ] Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Section 1 - Registrant's Business Operations

Item 1.01 Entry into a Material Definitive Agreement

On December 13, 2004, the Registrant entered into a Letter of Intent between the Registrant, SeaHAVN (DE), Ltd., a Delaware corporation and SeaHAVN Ltd., a BVI corporation. The Agreement became effective May 13, 2005, and is attached hereto and incorporated herein, as Exhibit 10. Under the terms of the Letter of Intent, all parties have agreed that:

  All assets of SeaHAVN (DE), Ltd. and certain assets of SeaHAVN Ltd (collectively "SeaHAVN") will be transferred to a wholly owned subsidiary of the Registrant. The assets of SeaHAVN primarily consist of the rights to purchase fishing vessels and fishing rights.
  In exchange for assets transferred, SeaHAVN (DE), Ltd. will acquire control of the Registrant through an asset purchase whereby it will obtain 26,600,000 shares of the issued and outstanding common stock of the Company. SeaHAVN (DE), Ltd. will become the owner of approximately 83% of the issued and outstanding shares and will assume management responsibilities of the Registrant.

Prior to this agreement, there was no material relationship between any of the parties.

Section 3 - Securities and Trading Markets

Item 3.03 Material Modification to Rights of Security Holders

On March 25, 2005, the Company executed an Amended and Restated Certificate of Designation of the Rights and Preferences of the Series A Convertible Preferred Stock ("Stock Rights Certificate"), wherein the rights and preferences of Series A Convertible Preferred Stock were re-defined and amended. Such rights include voting rights, dividend rights, conversion rights, liquidation rights, and redemption rights. Such rights are incorporated herein by references to the Stock Rights Certificate which is filed herewith as Exhibit 4.

Item 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Donald Lake, the Registrant's President and Secretary, resigned his position as President, effective May 17, 2005. The Board of Directors has appointment James A. Wexler as Chief Executive Officer and President, effective May 17, 2005.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On May 2, 2005, the Registrant filed an Amendment to its Articles of Incorporation changing the Company name to SeaHavn Corporation. The Amendment became effective on May 2, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ James A. Wexler

James A. Wexler, President